UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2024

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 150
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 16, 2024, TuSimple Holdings Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Mo Chen, Executive Chairman of the Company’s Board of Directors (the “Board”). The Cooperation Agreement was negotiated on behalf of the Company by a special committee of its Board comprised solely of independent directors (the “Special Committee”) in connection with the Special Committee’s determination to approve and authorize the delisting and deregistration of the Company’s Class A Common Stock (“Common Stock”) as further described under Item 3.01 below and in the press release attached to this Current Report on Form 8-K as Exhibit 99.1.

Pursuant to the Cooperation Agreement, Mr. Chen has agreed to abide by certain standstill provisions set forth in the Cooperation Agreement during a standstill period commencing on the date of the Cooperation Agreement and ending on the date that is two years from the effective date of the Form 15 to be filed by the Company in respect of the Common Stock (the “Standstill Period”). During the Standstill Period, Mr. Chen has agreed not to (among other things) acquire any ownership or other interest in any Common Stock or any Synthetic Position (as defined in the Standstill Agreement) that would cause Mr. Chen to have Beneficial Ownership (as defined in the Standstill Agreement) of more than 25% of the issued and outstanding Common Stock, without the prior approval of a special committee of the Board comprised solely of independent directors or by a majority of independent directors then serving on the Board.

Additionally, pursuant to the Cooperation Agreement, during the Standstill Period (i) any Extraordinary Transaction (as defined in the Cooperation Agreement) between the Company or its subsidiaries and Mr. Chen (and/or his affiliates or other related persons described therein) shall be negotiated with and approved by a special committee of the Board comprised solely of independent directors or by a majority of independent directors then serving on the Board and (ii) Mr. Chen shall not directly or indirectly participate in any such Extraordinary Transaction unless the terms of such Extraordinary Transaction provide for the same type and amount of per share consideration in respect of shares of Common Stock and/or any other equity securities of the Company subject to such transaction.

The Cooperation Agreement also requires the Company to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to provide that the Board will consist of at least three independent directors and to require that any transaction with Mr. Chen (and/or any Chen Affiliate (as defined therein)) would require the approval of a majority of independent directors, a committee composed solely of independent directors or a majority of the disinterested holders of the Common Stock. See Item 5.03 below for further information. The Company is required to maintain in effect these Bylaw provisions until the end of the Standstill Period. During the Standstill Period, Mr. Chen has agreed to vote all voting shares Beneficially Owned by him in favor of the Company’s nominees to serve as independent directors at any meeting of the Company’s stockholders occurring during the Standstill Period.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As approved, authorized and directed by the Special Committee, on January 16, 2024, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s intention to voluntarily delist its Common Stock from Nasdaq and to terminate the registration of the Common Stock with the Securities and Exchange Commission. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2024, as contemplated by the Cooperation Agreement, the Board approved the First Amendment to Amended and Restated Bylaws (the “Bylaws Amendment”) to provide that the Board will consist of at least three independent directors and to require that any transaction with Mr. Chen or his affiliates would require the approval of a majority of independent directors, a committee composed solely of independent directors or a majority of the disinterested holders of the Company’s Class A common stock. The foregoing description of the Bylaws Amendment is qualified in its entirety by reference to the Bylaws Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	First Amendment to Amended and Restated Bylaws.

10.1	Cooperation Agreement, dated as of January 16, 2024, by and between TuSimple Holdings Inc. and Mo Chen.

99.1	Press Release by TuSimple Holdings Inc. on January 17, 2024.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Eric Tapia
Eric Tapia
Chief Financial Officer

Dated: January 17, 2024